Exhibit 10.1
Execution Version

COMMON STOCK PURCHASE AGREEMENT
BY AND AMONG
AURORA INNOVATION, INC.,
AND
THE PURCHASERS
JULY 18, 2023

TABLE OF CONTENTS

1.Definitions		1

2.Purchase and Sale of Class A Common Stock		4

2.1	Purchase and Sale	4
2.2	Closing	5

3.Representations and Warranties of the Company		6

3.1	SEC Reports	6
3.2	Absence of Changes	6
3.3	Real and Personal Property	6
3.4	Organization	7
3.5	Capitalization	7
3.6	No Conflict; Consents	7
3.7	Regulatory	8
3.8	No Defaults	8
3.9	Investment Company Act	8
3.10	Accounting Controls	8
3.11	No Change in Accounting Controls	9
3.12	Disclosure Controls and Procedures	9
3.13	Anti-Corruption Laws	9
3.14	Anti-Money Laundering Laws	9
3.15	Sanctions	10
3.16	Due Authorization	10
3.17	Financial Statements	10
3.18	Intellectual Property	11
3.19	IT Systems and Cybersecurity	12
3.20	Sarbanes-Oxley Act	13
3.21	Price Stabilization	13
3.22	Permits	13
3.23	Insurance	13
3.24	Environmental Laws	13
3.25	Taxes	14
3.26	No Registration	14
3.27	Regulation M	14
3.28	No Ratings	14
3.29	Additional Agreements	14
3.30	Reliance by the Purchasers	14

4.Representations and Warranties of Each Purchaser		14

4.1	Organization	15
4.2	Authorization	15
4.3	No Conflict	15
4.4	Consents	15
4.5	Residency	15
4.6	Brokers and Finders	16

TABLE OF CONTENTS (CONTINUED)

4.7	Investment Representations and Warranties	16
4.8	Intent	16
4.9	Investment Experience; Ability to Protect Its Own Interests and Bear Economic Risks	16
4.10	Tax Advisors	17
4.11	Shares Not Registered; Legends	17
4.12	Placement Agents.	17
4.13	Reliance by the Company	18
4.14	No General Solicitation	18
4.15	No Reliance	19
4.16	Access to Information	19
4.17	Certain Trading Activities	19
4.18	Disqualification Event	20

5.Covenants		20

5.1	Further Assurances	20
5.2	Listing	20
5.3	Placement Agents’ Fees	20
5.4	Disclosure of Transactions	20
5.5	Integration	21
5.6	Pledge of Shares	21
5.7	Subsequent Equity Sales	21
5.8	Use of Proceeds	22
5.9	Removal of Legends	22

6.Conditions of Closing		23

6.1	Conditions to the Obligation of the Purchasers	23
6.2	Conditions to the Obligation of the Company	24

7.Termination		25

7.1	Conditions of Termination	25

8.Miscellaneous Provisions		25

8.1	Public Statements or Releases; Use of Name and Logo	25
8.2	Interpretation	25
8.3	Notices	26
8.4	Severability	27
8.5	Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury	27
8.6	Waiver	28
8.7	Expenses	28
8.8	Assignment	28
8.9	Confidential Information	28
8.10	Reliance by and Exculpation of Placement Agents	29
8.11	Third Parties	29

TABLE OF CONTENTS (CONTINUED)

8.12	Independent Nature of Purchasers’ Obligations and Right	30
8.13	Counterparts	30
8.14	Entire Agreement; Amendments	30
8.15	Survival	30
8.16	Mutual Drafting	31
8.17	Additional Matters	31

Exhibits

Exhibit A	Purchasers

Exhibit B	Form of Registration Rights Agreement

This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of July 18, 2023, by and among Aurora Innovation, Inc., a Delaware corporation (the “Company”), and the entities listed on Exhibit A attached to this Agreement (each, a “Purchaser” and together, the “Purchasers”).
WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act;
WHEREAS, the Company desires to issue and sell to the Purchasers, and each Purchaser desires to purchase from the Company, severally and not jointly, upon the terms and subject to the conditions stated in this Agreement, shares of Class A common stock, par value $0.00001 per share, of the Company (the “Class A Common Stock”); and
WHEREAS, contemporaneously with the sale of the Shares (as defined below), the parties hereto will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B, pursuant to which the Company will agree to provide certain registration rights in respect of the Shares under the Securities Act and applicable state securities laws.
WHEREAS, Goldman Sachs & Co. LLC (“Goldman Sachs”) and Allen & Company LLC (“Allen & Company”) have been engaged as placement agents for the offering of the Class A Common Stock on a “best efforts” basis.
NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the Company and each Purchaser, severally and not jointly, agree as follows:
1.Definitions As used in this Agreement, the following terms shall have the following respective meanings:
“2023 SEC Reports” shall mean (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and (b) any Quarterly Reports on Form 10-Q or any Current Reports on Form 8-K filed or furnished (as applicable) by the Company after December 31, 2022, together in each case with any documents incorporated by reference therein or exhibits thereto.
“Actions” has the meaning set forth in Section 3.7 hereof.
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.
“Aggregate PIPE Investment Amount” has the meaning set forth in Section 2.1 hereof.
“Agreement” has the meaning set forth in the recitals hereof.
“Allen & Company” has the meaning set forth in the recitals hereof.

“Anti-Corruption Laws” has the meaning set forth in Section 3.13 hereof.
“Anti-Money Laundering Laws” has the meaning set forth in Section 3.14 hereof.
“Board of Directors” means the board of directors of the Company.
“business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Bylaws” shall mean the Bylaws of the Company, as currently in effect.
“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as currently in effect.
“Class A Common Stock” has the meaning set forth in the recitals hereof.
“Class B Common Stock” shall mean the Company’s Class B common stock, par value $0.00001 per share.
“Closing” has the meaning set forth in Section 2.2 hereof.
“Closing Date” shall mean July 21, 2023.
“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.
“Company” has the meaning set forth in the recitals hereof.
“Concurrent Public Offering” shall mean the proposed underwritten registered offering of Class A Common Stock, to be consummated substantially concurrently with the transactions contemplated by this Agreement.
“Disclosure Document” has the meaning set forth in Section 5.4 hereof.
“Disqualification Event” has the meaning set forth in Section 4.18 hereof.
“Environmental Laws” has the meaning set forth in Section 3.24 hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.
“GAAP” has the meaning set forth in Section 3.10 hereof.
“Goldman Sachs” has the meaning set forth in the recitals hereof.
“Individual PIPE Investment Amount” has the meaning set forth in Section 2.1 hereof.
“Intellectual Property Rights” has the meaning set forth in Section 3.18 hereof.
“Investment Company Act” has the meaning set forth in Section 3.9 hereof.

“IT Systems” has the meaning set forth in Section 3.19 hereof.
“Material Adverse Effect” shall mean any material adverse change or effect, or any development involving a prospective material adverse change or effect, in or affecting (i) the business, properties, general affairs, management, financial position, stockholders' equity or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement, including the issuance and sale of the Shares, or to consummate the transactions contemplated in the Transaction Agreements.
“National Exchange” means any of the following markets or exchanges on which the Class A Common Stock is listed or quoted for trading on the date in question, together with any successor thereto: the NYSE American, The New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market and the Nasdaq Capital Market.
“OFAC” has the meaning set forth in Section 3.15 hereof.
“Open Source Software” has the meaning set forth in Section 3.18 hereof.
“Permits” has the meaning set forth in Section 3.22 hereof.
“Per Share Price” has the meaning set forth in Section 2.1 hereof.
“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.
“Personal Data” has the meaning set forth in Section 3.19 hereof.
“Placement Agents” means Goldman Sachs and Allen & Company.
“PIPE Reduction” has the meaning set forth in Section 2.1 hereof.
“PIPE Reduction Holder” has the meaning set forth in Section 2.1 hereof.
“Privacy Laws” has the meaning set forth in Section 3.19 hereof.
“Purchaser” and “Purchasers” have the meanings set forth in the recitals hereof.
“Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.
“Registration Rights Agreement” has the meaning set forth in Section 6.1(j) hereof.
“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.
“Sanctioned Jurisdiction” has the meaning set forth in Section 3.15 hereof.
“Sanctions” has the meaning set forth in Section 3.15 hereof.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.20 hereof.
“SEC” has the meaning set forth in the recitals hereof.
“SEC Reports” has the meaning set forth in Section 3.1 hereof.
“Securities Act” has the meaning set forth in the recitals hereof.
“Security Incident” has the meaning set forth in Section 3.19 hereof.
“Shares” means the shares of Class A Common Stock issued or issuable to each Purchaser pursuant to this Agreement.
“Short Sales” include (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and (ii) sales and other transactions through non-U.S. broker dealers or non-U.S. regulated brokers (but shall not be deemed to include the location and/or reservation of borrowable shares of Class A Common Stock).
“Subscription Amount” means the aggregate amount to be paid for the Shares purchased hereunder as indicated under the heading “Subscription Amount” on Exhibit A.
“Transaction Agreements” shall mean this Agreement and the Registration Rights Agreement.
“Transfer Agent” shall mean, with respect to the Class A Common Stock, American Stock Transfer & Trust Company, LLC, or such other financial institution that provides transfer agent services as proposed by the Company and consented to by the Purchasers, which consent shall not be unreasonably withheld.
“Willful Breach” has the meaning set forth in Section 7.1 hereof.
2.Purchase and Sale of Class A Common Stock
2.1Purchase and Sale On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, up to an aggregate of $600,000,000 of Shares (the “Aggregate PIPE Investment Amount”). The purchase price per share of Class A Common Stock shall be equal to the lesser of (i) $2.70 per share and (ii) the product of multiplying (x) the price per share of Class A Common Stock sold in the Concurrent Public Offering by (y) ninety percent (90%) (the “Per Share Price”); provided that in the event the Concurrent Public Offering is not consummated, the Price Per Share shall be $2.70; provided further that in the event the Aggregate PIPE Investment Amount divided by the Price Per Share is equal to or greater than 237,832,340, then the Aggregate PIPE Investment Amount shall be reduced to equal the product of multiplying the Per Share Price by 237,832,340, as more fully described herein (a “PIPE Reduction”). Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser, and each

Purchaser, severally and not jointly, shall purchase from the Company, that number of Shares equal to the dollar amount set forth opposite such Purchaser’s name on Exhibit A under the heading “Aggregate Purchase Price” (the “Individual PIPE Investment Amount”) divided by the Per Share Price; provided that in the event there is a PIPE Reduction, then any Purchaser that, together with its affiliates or other funds or accounts managed by the same investment managers as the Purchaser, is investing a dollar amount of less than $100,000,000 as their Individual PIPE Investment Amount (a “PIPE Reduction Holder”) shall agree to purchase a number of Shares equal to the below at the Per Share Price:
(i)    the quotient of (x) such Purchaser’s Individual PIPE Investment Amount and (y) the total Individual PIPE Investment Amounts for all PIPE Reduction Holders, multiplied by
(ii)    237,832,340 minus an amount equal to the quotient of (a) the Individual PIPE Investment Amounts for all non-PIPE Reduction Holders and (b) the Per Share Price.
To the extent the foregoing results in any Purchaser acquiring a fractional number of Shares, such number of Shares shall be rounded down to the nearest whole share.
2.2Closing(a)    Subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) shall occur remotely via the exchange of documents and signatures on the Closing Date. At the Closing, the Shares shall be issued and registered in the name of such Purchaser, or in such nominee name(s) as designated by such Purchaser, representing the number of Shares as determined in accordance with Section 2.1 to be purchased by such Purchaser at such Closing, in each case against payment to the Company of the purchase price therefor in full by wire transfer to the Company of immediately available funds, at or prior to the Closing, in accordance with wire instructions provided by the Company to the Purchasers prior to the Closing, to an account to be designated by the Company (which shall not be an escrow account). On the Closing Date, the Company will issue the Shares in book-entry form, free and clear of all restrictive and other legends (except as expressly provided in Section 4.11 hereof) and shall provide evidence of such issuance from the Transfer Agent as of the Closing Date to each Purchaser. The failure of the Closing to occur on the Closing Date shall not terminate this Agreement or otherwise relieve any party of any of its obligations hereunder.
(b)    Alternate Closing Provision for Designated Investors:
Subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the Closing shall occur remotely via the exchange of documents and signatures on the Closing Date. On the Closing Date, (i) prior to release of its payment of the purchase price for the Shares being purchased hereunder by such Purchaser, the Company will issue the Shares in book-entry form, free and clear of all restrictive and other legends (except as expressly provided in Section 4.11 hereof) registered in the name of such Purchaser, or in such nominee name(s) as designated by such Purchaser, dated as of the Closing Date representing the number of Shares as determined in accordance with Section 2.1, be purchased by such Purchaser at the Closing and shall provide evidence of such issuance from the Transfer Agent to each Purchaser and (ii) the Purchaser shall deliver to the Company its respective purchase price therefor in full by wire transfer to the Company of immediately available funds, in accordance with wire instructions provided by the Company to the Purchasers at least one (1) business day prior to the Closing, to an account to be designated by the Company (which shall not be an escrow account).
3.Representations and Warranties of the Company The Company hereby represents and warrants to each of the Purchasers and the Placement Agents that the statements contained in this Section 3 are true and correct as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):
3.1SEC Reports All forms, statements, certifications, schedules, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since April 1, 2022 (the “SEC Reports”), have been timely filed with the SEC and when they were filed with the SEC, complied in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. As of the date hereof, the Company meets the requirements for use of Form S-3 under the Securities Act.
3.2Absence of Changes Neither the Company nor any of its subsidiaries has, since the date of the latest audited financial statements included in the 2023 SEC Reports, (i) sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree or (ii) entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole, in each case otherwise than as set forth or contemplated in the 2023 SEC Reports; and, since the respective dates as of which information is given in the 2023 SEC Reports, there has not been (x) any change in the capital stock of the Company (other than as a result of (i) the exercise, if any, of stock options or the settlement of any restricted stock units (including any “net” or “cashless” exercises or settlements) or the award, if any, of stock options, restricted stock units or restricted stock in the ordinary course of business pursuant to the Company’s equity plans that are described in the SEC Reports, (ii) the repurchase of shares of capital stock pursuant to agreements providing for an option to repurchase or a right of first refusal on behalf of the Company pursuant to the Company’s repurchase rights that are described in the SEC Reports, or (iii) the issuance, if any, of stock upon conversion, exercise or exchange of Company securities as described in the 2023 SEC Reports, this Agreement or in connection with the Concurrent Public Offering) or long term debt of the Company or any of its subsidiaries or (y) any Material Adverse Effect.
3.3Real and Personal Property Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property (other than with respect to Intellectual Property Rights which is addressed exclusively in Section 3.18) owned by them, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries, and except for ordinary course transactions relating to the financing of certain vehicles; and any real property and buildings held under lease by the Company and its subsidiaries are held by them, to the Company’s knowledge, under valid, subsisting and enforceable leases, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the creditors rights generally and by general equitable principles, with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.
3.4Organization Each of the Company and each of its subsidiaries has been (i) duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with corporate power and authority to own and/or lease its properties and conduct its business as described in the 2023 SEC Reports, and (ii) duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except, in the case of clause (i) with respect to each subsidiary only and clause (ii) with respect to each of the Company and each of its subsidiaries, where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect; and each subsidiary of the Company has been listed in the 2023 SEC Reports, to the extent required.
3.5Capitalization The Company has an authorized capitalization as set forth in the 2023 SEC Reports and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and conform in all material respects to the description of the capital stock of the Company contained in the 2023 SEC Reports; and all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except, in the case of any foreign subsidiary, for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims; and the Shares have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable and will conform in all material respects to the description of the capital stock of the Company contained in the 2023 SEC Reports; and the issuance of the Shares is not subject to any preemptive or similar rights, in each case, other than rights which have been validly waived or complied with.
3.6No Conflict; Consents The issue and sale of the Shares and the compliance by the Company with this Agreement and the consummation of the transactions contemplated in this Agreement and the Concurrent Public Offering will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) the certificate of incorporation or by-laws (or other applicable organizational document) of the Company or any of its subsidiaries, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except, in the case of clauses (i) and (iii) for such defaults, breaches, or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Shares or the consummation by the Company of the transactions contemplated by this Agreement and the Concurrent Public Offering, except such as have been obtained under the Securities Act, the approval for listing on the Nasdaq Global Select Market and for such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the sale of the Shares by the Company as contemplated herein.
3.7Regulatory There are no legal, governmental or regulatory investigations, inquiries, actions, demands, claims, suits, arbitrations, inquiries or proceedings (“Actions”) pending, or to the Company’s knowledge, threatened in writing, to which the Company or any of its subsidiaries or, to the Company’s knowledge, any officer or director of the Company is a party or of which any property or assets of the Company or any of its subsidiaries or, to the Company’s knowledge, any officer or director of the Company is the subject which, if determined adversely to the Company or any of its subsidiaries (or such officer or director), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others; there are no current or pending Actions that are required under the Securities Act to be described in the SEC Reports that are not so described therein. The aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party to or of which any of their respective property or assets is the subject of that are not described in the SEC Reports, including ordinary routine litigation incidental to the business, would not reasonably be expected to have a Material Adverse Effect. The Company has complied in all material respects with, is not in material violation of, and has not received any written notice alleging any material violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.
3.8No Defaults Neither the Company nor any of its subsidiaries is (i) in violation of its certificate of incorporation or by-laws (or other applicable organizational document), as applicable, (ii) in violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (iii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, in the case of the foregoing clauses (ii) and (iii), for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.9Investment Company Act The Company is not and, after giving effect to the offering and sale of the Shares and the Concurrent Public Offering and the application of the proceeds thereof, will not be required to register as, an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).
3.10Accounting Controls The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that (i) complies with the requirements of the Exchange Act applicable to the Company, (ii) has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles (“GAAP”) and (iii) is sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and the Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting (it being understood that this subsection, as amended and the rules and regulations promulgated in connection therewith, shall not require the Company to comply with Section 404 of the Sarbanes-Oxley Act as of an earlier date than it would otherwise be required to so comply under applicable law).
3.11No Change in Accounting Controls Since the date of the latest audited financial statements included or incorporated by reference in the 2023 SEC Reports, there has been no change in the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting.
3.12Disclosure Controls and Procedures The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that have been designed to comply with the requirements of the Exchange Act applicable to the Company; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.
3.13Anti-Corruption Laws In the past five years, neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, after due inquiry, any director, officer or employee of the Company or any of its subsidiaries or any agent, controlled affiliate or other person associated with or acting with the authority and on behalf of the Company or any of its subsidiaries has (while acting on behalf of the Company or any of its subsidiaries) (i) made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful expense (or taken any act in furtherance thereof); (ii) made, offered, promised or authorized any direct or indirect unlawful payment; or (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder or any other applicable anti-corruption, anti-bribery or related law, statute or regulation (collectively, “Anti-Corruption Laws”); the Company and its subsidiaries have conducted their business in compliance with Anti-Corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws and with the representations and warranties contained herein; neither the Company nor any of its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of Anti-Corruption Laws.
3.14Anti-Money Laundering Laws The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering laws, including 18 U.S.C. §§ 1956, 1957, the applicable anti-money laundering laws of various jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations promulgated thereunder, and any related or similar rules, regulation or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). To the knowledge of the Company, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or threatened.
3.15Sanctions Neither the Company nor any of its subsidiaries, nor any director, officer or employee of the Company or any of its subsidiaries nor, to the knowledge of the Company, any agent, controlled affiliate or other person acting with the authority and on behalf of the Company or any of its subsidiaries is (i) currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or the U.S. Department of State and including, the designation as a “specially designated national” or “blocked person,” the European Union, His Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), (ii) located, organized, or resident in a country or territory that is the subject or target of comprehensive Sanctions (a “Sanctioned Jurisdiction”), and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions in violation of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as purchaser, advisor, investor or otherwise) of Sanctions; neither the Company nor any of its subsidiaries is knowingly engaged in, or has, at any time in the past five years, knowingly engaged in, any dealings or transactions with or involving any individual or entity that was or is, as applicable, at the time of such dealing or transaction, the subject or target of Sanctions or with any Sanctioned Jurisdiction; the Company and its subsidiaries have instituted, and maintain, policies and procedures designed to promote and achieve continued compliance with Sanctions.
3.16Due Authorization This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and by general equitable principles.
3.17Financial Statements The financial statements included in the 2023 SEC Reports, together with the related schedules and notes, comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and present fairly in all material respects the financial position of the Company and its subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its subsidiaries for the periods specified; said financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in all material respects and in accordance with GAAP the information required to be stated therein. Except as set forth in the financial statements of the Company included in the 2023 SEC Reports, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.
3.18Intellectual Property (i) The Company and each of its subsidiaries own or have a license or other right to use all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights and registrations and applications thereof, know-how, (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures and other intellectual property), technology, inventions, software, technical data and information (statutory and common law intellectual property rights in the foregoing collectively, “Intellectual Property Rights”) that are used in or necessary for the conduct of their respective businesses as currently conducted, except where a failure to own, possess or have a license or other right to use any of the foregoing would not reasonably be expected to have a Material Adverse Effect, (ii) to the Company’s knowledge, the granted or registered Intellectual Property Rights owned by the Company and its subsidiaries that are material to the business of the Company and its subsidiaries and registered with a governmental authority are valid, subsisting and enforceable, and there is no pending or, to the knowledge of the Company, presently threatened in writing action, suit, proceeding or claim by any third party challenging the validity, scope or enforceability of any such Intellectual Property Rights, except as would not reasonably be expected to have a Material Adverse Effect, (iii) the Company and each of its subsidiaries do not infringe or misappropriate any Intellectual Property Rights of any third party, and have not infringed or misappropriated any Intellectual Property Rights of any third party, for each of the foregoing, in a manner that would reasonably be expected to have a Material Adverse Effect, (iv) during the two year period prior to the date hereof, the Company and each of its subsidiaries have not received any written notice of any claim of infringement or misappropriation, with any Intellectual Property Rights of any third party in a manner that would reasonably be expected to have a Material Adverse Effect, (v) no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by the Company or its subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect, (vi) all employees or contractors engaged in the development of Intellectual Property Rights for Company or its subsidiaries have executed an enforceable invention assignment agreement whereby such employee or contractor presently assigns all of their right, title and interest in and to such Intellectual Property Rights created within the scope of the performance of such services for the Company or its subsidiaries to the Company or the applicable subsidiary, except where a failure to enter into such agreement would not reasonably be expected to have a Material Adverse Effect, and to the Company’s knowledge, no such agreement has been breached or violated, (vii) the Company and its subsidiaries use, and have used, reasonable efforts to appropriately maintain all material confidential information which the Company or its subsidiaries desired to maintain as confidential in their reasonable business judgment, including any information that is intended to be maintained as a trade secret, (viii) the Company and each of its subsidiaries use and have used all software and other materials used in their businesses that are distributed under a “free,” “open source” or similar licensing model (including but not limited to the MIT License, Apache License, GNU General Public License, GNU Lesser General Public License and GNU Affero General Public License) (collectively, “Open Source Software”) in compliance with all license terms applicable to such Open Source Software, except where the failure to comply would not have a Material Adverse Effect and, (ix) the Company and each of its subsidiaries do not use or distribute and have not used or distributed any Open Source Software in any manner that requires or has required (A) the Company or any of its subsidiaries to permit the reverse engineering by a third party of any software code or other technology owned by the Company or any of its subsidiaries or (B) any software code or other technology owned by the Company or any of its subsidiaries to be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributed at no charge, except, in the cases of clauses (A) and (B), as would not have a Material Adverse Effect.
3.19IT Systems and Cybersecurity Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) the information technology assets and equipment, computers, systems, networks, websites, and their constituent hardware, software, applications, and databases, owned or used by the Company and its subsidiaries (collectively, “IT Systems”) are adequate in capacity and operation for, and operate and perform as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other malicious code; and (ii) the Company and each of its subsidiaries, as applicable, have established, implemented, complied with, maintained, and enforced a comprehensive, Company-wide information security program that includes reasonable information technology, information security, cyber security and data protection controls, policies, procedures, and safeguards and organizational, physical, administrative and technical measures consistent with Privacy Laws (as defined below), and any written policy adopted by the Company, to (A) to maintain and protect the integrity, continuous operation, redundancy and security of all IT Systems, (B) protect confidential information, including trade secrets and all personal, personally identifiable, sensitive, or regulated data or information (collectively, “Personal Data”) collected or otherwise processed by or for the Company or one of its subsidiaries against any security breaches, incidents or compromises, accidental or unauthorized access, use, loss, disclosure, alteration, destruction or other unauthorized processing or misuse (each, a “Security Incident”), and (C) identify and address internal and external risks to the privacy and security of Personal Data in its or one of its subsidiaries’ possession or control. There have been no Security Incidents regarding Personal Data collected or otherwise processed by or for the Company or one of its subsidiaries, and no breaches, outages, or security incidents regarding IT Systems, except in each case for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and those that have been fully remedied without material cost or liability or the duty to notify any other person, nor are any incidents under internal review or, to the Company’s knowledge, investigations relating to the same. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the Company and each of its subsidiaries are in compliance with and have at all times (i) complied with all applicable laws or statutes and all applicable judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, and all regulatory, industry, and self-regulatory guidelines and codes that are binding upon the Company and its subsidiaries, in each case, that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Data or relate to privacy, data security, data or security breach notification, including with respect to website and mobile application privacy policies and practices, Social Security number protection, processing and security of payment card information, and email, text message, or telephone communications (“Privacy Laws”), and all published interpretations by any governmental or regulatory authority of such Privacy Laws applicable to the Company or any of its subsidiaries; and (ii) maintained, continues to maintain and has complied with the Company’s policies regarding privacy and data security, any contractual commitment of the Company or its subsidiaries with respect to data privacy, data protection, or cybersecurity, and any privacy policy or other written disclosure or assurance otherwise made available by the Company to the persons to whom the Personal Data relates.
3.20Sarbanes-Oxley Act There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.
3.21Price Stabilization Neither the Company nor, to the Company’s knowledge, any of its controlled affiliates has taken or will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company or any of its subsidiaries in connection with the sale of the Shares.
3.22Permits The Company and each of its subsidiaries have such permits, licenses, approvals, consents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own their respective properties and conduct their respective businesses in the manner described in the 2023 SEC Reports, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received notice of any proceedings related to the revocation or modification of any such Permits that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect;
3.23Insurance The Company and its subsidiaries, taken as a whole, are insured against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged and as required by law;
3.24Environmental Laws Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the Company and each of its subsidiaries (i) is, and has been, in compliance with any and all applicable laws and regulations relating to the protection of human health and safety as affected by exposure to hazardous or toxic substances, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as presently conducted, (iii) has not received written notice of any actual or potential enforcement action or liability under any Environmental Law and (iv) is not aware of any events, facts or circumstances (including any release or threatened release of any hazardous or toxic substances at or from any property owned or operated by the Company and each of its subsidiaries, or at or from any property to which hazardous or toxic substances have been sent by or on behalf of the Company or any of its subsidiaries from any property owned or operated by the Company or any of its subsidiaries) that are reasonably likely to form the basis of any order, decree, plan or agreement requiring clean up or remediation, or any action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to hazardous or toxic substances or Environmental Laws.

3.25Taxes The Company and each of its subsidiaries have timely filed all material federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof and have timely paid all material taxes required to be paid thereon (except for such taxes being contested in good faith and by appropriate proceedings and for which adequate reserves in conformity with U.S. GAAP have been created in the financial statements of the Company), and no material tax deficiency has been determined adversely to the Company or any of its subsidiaries nor has the Company or any of its subsidiaries received any written notice of any asserted material tax deficiency which, if determined adversely to the Company or its subsidiaries, could reasonably be expected to have a Material Adverse Effect.
3.26No Registration It is not necessary, in connection with the offer and sale of the Shares, in the manner contemplated by this Agreement, to register such offer or sale of the Shares under the Securities Act, and such offer and sale will not be integrated with the Concurrent Public Offering. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.  No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or any Company Covered Person. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).
3.27Regulation M The Class A Common Stock is an “actively traded security” excepted from the requirements of Rule 101 of Regulation M by subsection (c)(1) of such rule.
3.28No Ratings There are no debt securities, convertible securities or preferred stock issued or guaranteed by the Company or any of its subsidiaries that are rated by a “nationally recognized statistical rating organization”, as such term is defined in Section 3(a)(62) under the Exchange Act.
3.29Additional Agreements
The Company does not have any agreement (including side letters) with any Purchaser with respect to (or any other Person acquiring securities in connection therewith) the transactions contemplated by this Agreement other than as specified in this Agreement.
3.30Reliance by the Purchasers
The Company acknowledges that each Purchaser will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth herein.
4.Representations and Warranties of Each Purchaser. Each Purchaser, severally for itself and not jointly with any other Purchaser, represents and warrants to the Company and the Placement Agents that the statements contained in this Section 4 are true and correct as of the date hereof and the Closing Date:

4.1Organization Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.
4.2Authorization Such Purchaser has all requisite corporate or similar power and authority to enter into this Agreement and the other Transaction Agreements to which it will be a party and to carry out and perform its obligations hereunder and thereunder. All corporate, member or partnership action on the part of such Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the other transactions contemplated herein has been taken. The signature of the Purchaser on this Agreement is genuine and the signatory to this Agreement, if the Purchaser is an individual, has the legal competence and capacity to execute the same or, if the Purchaser is not an individual, the signatory has been duly authorized to execute the same on behalf of the Purchaser. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and/or similar laws relating to or affecting the rights of creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
4.3No Conflict The execution, delivery and performance of the Transaction Agreements by such Purchaser, the purchase of the Shares in accordance with their terms and the consummation by such Purchaser of the other transactions contemplated hereby will not conflict with or result in any violation of, breach or default by such Purchaser (with or without notice or lapse of time, or both) under, conflict with, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable or (ii) any agreement or instrument, undertaking, credit facility, franchise, license, judgment, order, ruling, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Purchaser to perform its obligations under the Transaction Agreements (such delay or hindrance, a “Purchaser Adverse Effect”).
4.4Consents All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement, the issuance of the Shares and the consummation of the other transactions contemplated herein have been obtained or made, other than such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.
4.5Residency Such Purchaser’s residence (if an individual) or offices in which its investment decision with respect to the Shares was made (if an entity) are located at the address immediately below such Purchaser’s name on Exhibit A.

4.6Brokers and Finders Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.
4.7Investment Representations and Warranties Each Purchaser hereby represents and warrants that, it is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act under Regulation D promulgated pursuant to the Securities Act and has such knowledge and experience in financial and business matters as to be able to protect its own interests in connection with an investment in the Shares. Each Purchaser further represents and warrants that (x) it is capable of evaluating the merits and risk of such investment, and (y) that it has not been organized for the purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c). Such Purchaser understands and agrees that the offering and sale of the Shares has not been registered under the Securities Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein.
4.8Intent Each Purchaser is purchasing the Shares solely for investment purposes, for such Purchaser’s own account and not for the account of others, and not with a view towards, or for offer or sale in connection with, any distribution or dissemination thereof. Notwithstanding the foregoing, if such Purchaser is purchasing the Shares as a fiduciary or agent for one or more investor accounts, such Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account. Each Purchaser has no present arrangement to sell the Shares to or through any person or entity. Each Purchaser understands that the Shares must be held indefinitely unless such Shares are resold pursuant to a registration statement under the Securities Act or an exemption from registration is available.
4.9Investment Experience; Ability to Protect Its Own Interests and Bear Economic Risks Each Purchaser, or the Purchaser’s professional advisors, have such knowledge and experience in finance, securities, taxation, investments and other business matters as to be capable of evaluating the merits and risks of investments of the kind described in this Agreement, and the Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as such Purchaser has considered necessary to make an informed investment decision. By reason of the business and financial experience of such Purchaser or such Purchaser’s professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), such Purchaser can protect such Purchaser’s own interests in connection with the transactions described in this Agreement. Each Purchaser acknowledges that such Purchaser (i) is a sophisticated investor, experienced in investing in private placements of equity securities and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Each Purchaser acknowledges that such Purchaser is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Company’s filings with the SEC. Alone, or together with any professional advisor(s), such Purchaser has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Purchaser. Each Purchaser is, at this time and in the foreseeable future, able to afford the loss of such Purchaser’s entire investment in the Shares and such Purchaser acknowledges specifically that a possibility of total loss exists.
4.10Tax Advisors Such Purchaser has had the opportunity to review with such Purchaser’s own tax advisors the federal, state and local tax consequences of its purchase of the Shares set forth opposite such Purchaser’s name on Exhibit A, where applicable, and the transactions contemplated by this Agreement. Such Purchaser acknowledges that Purchaser shall be responsible for any of such Purchaser’s tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that the Company and any of its agents have not provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Agreement.
4.11Shares Not Registered; Legends Such Purchaser acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, and such Purchaser understands that the Shares have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Shares must continue to be held and may not be offered, resold, transferred, pledged or otherwise disposed of by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any state of the United States. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions including, but not limited to, the time and manner of sale, the holding period and on requirements relating to the Company which are outside of such Purchaser’s control and which the Company may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. Such Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares. Such Purchaser acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
Each Purchaser understands that the Shares may bear one or more legends in substantially the following form and substance:
“THESE SHARES ARE BEING OFFERED TO INVESTORS WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”), IN RELIANCE UPON REGULATION D PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SHARES IS PROHIBITED, EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.”
In addition, stock certificates representing the Shares may contain a legend regarding affiliate status of the Purchaser, if applicable.
4.12Placement Agents. Each Purchaser hereby acknowledges and agrees that (a) each Placement Agent is acting solely as placement agent in connection with the execution, delivery and performance of the Transaction Agreements and the issuance of the Shares to Purchaser and neither the Placement Agents nor any of their respective affiliates have acted as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary or financial advisor for such Purchaser, the Company or any other person or entity in connection with the execution, delivery and performance of the Transaction Agreements and the issuance and purchase of the Shares, (b) each Placement Agent has not made and does not make any representation or warranty, whether express or implied, of any kind or character, or has not provided any advice or recommendation in connection with the execution, delivery and performance of the Transaction Agreements or with respect to the Shares, nor is such information or advice necessary or desired, (c) each Placement Agent will not have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the execution, delivery and performance of the Transaction Agreements, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, and (d) each Placement Agent, its affiliates or any of its or their control persons, officers, directors or employees, will not have any liability or obligation (including for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by such Purchaser, the Company or any other person or entity), whether in contract, tort or otherwise, to such Purchaser, or to any person claiming through it, in respect of the execution, delivery and performance of the Transaction Agreements, except in each case for such party’s own gross negligence, willful misconduct or bad faith. No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Shares. Neither the Placement Agents nor any of their respective affiliates have made or make any representation as to the quality or value of the Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company which Purchaser agrees need not be provided to it.
4.13Reliance by the Company Such Purchaser acknowledges that the Company will rely upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein.
4.14No General Solicitation The Purchaser acknowledges and agrees that the Purchaser is purchasing the Shares directly from the Company. Purchaser became aware of this offering of the Shares solely by means of direct contact from the Placement Agents or directly from the Company as a result of a pre-existing, substantive relationship with the Company or the Placement Agents, and/or their respective advisors (including attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons. The Shares were offered to Purchaser solely by direct contact between Purchaser and the Company, the Placement Agents, and/or their respective representatives. Purchaser did not become aware of this offering of the Shares, nor were the Shares offered to Purchaser, by any other means, and none of the Company, the Placement Agents and/or their respective representatives acted as investment advisor, broker or dealer to Purchaser. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement, including any of the methods described in Section 502(c) of Regulation D under the Securities Act.

4.15No Reliance The Purchaser acknowledges that there have not been, and Purchaser hereby agrees that it is not relying on and has not relied on, any statements, representations, warranties, covenants or agreements made to the Purchaser by or on behalf of the Company, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity (including the Placement Agents), expressly or by implication, other than the SEC Reports and those representations, warranties and covenants of the Company expressly set forth in this Agreement.
4.16Access to Information In making its decision to purchase the Shares, Purchaser has relied solely upon independent investigation made by Purchaser and upon the representations, warranties and covenants set forth herein. The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Shares, including, with respect to the Company. Without limiting the generality of the foregoing, each Purchaser acknowledges that such Purchaser has had an opportunity to review the 2023 SEC Reports filed at least one (1) business day prior to the date hereof. The Purchaser acknowledges and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and such Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and that the Purchaser has independently made his, her or its own analysis and decision to invest in the Company.
4.17Certain Trading Activities
Other than consummating the transaction contemplated hereby, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser was first contacted by the Company or any other Person regarding the transaction contemplated hereby and ending immediately prior to the date hereof. Notwithstanding the foregoing, (i) in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of the assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement and (ii) in the case of an Purchaser that is affiliated with other funds or investment vehicles or whose investment advisor or sub-advisor that routinely acts on behalf of or pursuant to an understanding with such Purchaser is also an investment advisor or sub-advisor to other funds or investment vehicles, the representation set forth above shall only apply with respect to the personnel of such other funds or investment vehicles or such investment advisor or sub-advisor who had knowledge of the transaction contemplated hereby and not with respect to any personnel who have been effectively walled off by appropriate information barriers. Other than to other Persons party to this Agreement, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

4.18Disqualification Event To the extent the Purchaser is one of the covered persons identified in Rule 506(d)(1), the Purchaser represents that no Disqualification Event is applicable to the Purchaser, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. The Purchaser hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to the Purchaser, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.
5.CovenantsFurther Assurances On or prior to the Closing Date, each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.
5.2Listing The Company shall cause the Shares to be listed on the Nasdaq Global Select Market prior to or at the Closing and shall use its commercially reasonable efforts to maintain the listing of its Class A Common Stock on the Nasdaq Global Select Market.
5.3Placement Agents’ Fees The Company acknowledges that it has engaged each of the Placement Agents in its capacity as placement agent in connection with the sale of the Shares. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by any Purchaser), in each case payable to third parties retained by the Company, relating to or arising out of the transactions contemplated by this Agreement.
5.4Disclosure of Transactions The Company shall, by 8:30 a.m., New York City time, on the first (1st) business day immediately following the date hereof (provided that, if this Agreement is executed between midnight and 9:00 a.m., New York City time, on any business day, no later than 9:00 a.m., New York City time, on the date hereof), file with the SEC a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, by the other Transaction Agreements and including as exhibits to such Current Report on Form 8-K the material Transaction Agreements (including this Agreement and the Registration Rights Agreement). Upon the issuance of the Disclosure Document, to the knowledge of the Company, no Purchaser shall be in possession of any material, non-public information received from the Company or any of its officers, directors, or employees or agents, that is not disclosed in the Disclosure Document unless otherwise specifically agreed in writing by such Purchaser. Notwithstanding anything in this Agreement to the contrary, the Company shall not, without the prior written consent of such Purchaser, publicly disclose the name of any Purchaser or any of its affiliates or advisers, or include the name of any Purchaser or any of its affiliates or advisers in (i) any press release or marketing materials or (ii) any filing with the SEC or any regulatory agency, except with respect to clause (ii) as required by the federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Agreements (including signature pages thereto) with the SEC or pursuant to other routine proceedings of regulatory authorities or to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Nasdaq Global Select Market, in which case the Company will provide the Purchaser with prior written notice (including by e-mail) and opportunity to review such disclosure under this clause (ii).
5.5Integration The Company has not sold, offered for sale or solicited offers to buy and shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchasers, or that will be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any National Exchange such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.
5.6Pledge of Shares The Company acknowledges and agrees that the Shares may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Shares. The pledge of Shares shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and no Purchaser effecting a pledge of Shares shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by a Purchaser; provided that any and all costs to effect the pledge of the Shares are borne by the pledgor and/or pledgee and not the Company. Notwithstanding the foregoing, any Purchaser that is subject to the Company’s Insider Trading Policy must comply with such policy as it may pertain to any pledges of Shares.
5.7Subsequent Equity Sales During the period beginning from the date hereof and continuing to and including the date 90 days after the date hereof, the Company agrees not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any securities of the Company that are substantially similar to the Shares, including but not limited to any options or warrants to purchase shares of Common Stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise without the Placement Agents prior written consent; provided, however, that the foregoing restrictions shall not apply to: (A) the Shares to be sold hereunder and the filing of any registration statement on Form S-3 pursuant to the Registration Rights Agreement, (B) the Concurrent Public Offering, (C) the issuance of stock options, restricted stock, or restricted stock units in accordance with the Company’s equity plans that are outstanding as of the date of this Agreement and described in the SEC Reports, (D) the issuance by the Company of shares of Common Stock upon the exercise of options or warrants, settlement of restricted stock units (including any “net” or “cashless” exercises or settlements) or the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement, including the conversion of Class B Common Stock to Class A Common Stock in

accordance with its terms, (E) the repurchase of any shares of Common Stock pursuant to agreements providing for an option to repurchase or a right of first refusal on behalf of the Company pursuant to the Company’s repurchase rights described in the SEC Reports, (F) the issuance by the Company of shares of Common Stock or securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock in connection with (1) the acquisition by the Company or any of its subsidiaries of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement, or (2) the Company’s joint ventures, commercial relationships, strategic partnerships and other strategic transactions, (G) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to the Company’s equity plans described in the SEC Reports or any assumed employee benefit plan contemplated by clause (F); provided, that the aggregate number of shares of Common Stock that the Company may sell or issue or agree to sell or issue pursuant to clause (F) shall not exceed 10% of the total number of shares of Common Stock outstanding immediately following the offering of the Shares contemplated by this Agreement.
5.8Use of Proceeds The Company shall use the proceeds from the sale of the Shares for working capital and general corporate purposes.
5.9Removal of Legends In connection with any sale, assignment, transfer or other disposition of the Shares by a Purchaser pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the purchaser acquires freely tradable shares and upon compliance by the Purchaser with the requirements of this Agreement, if requested by the Purchaser by notice to the Company, the Company shall request, and take all commercially reasonable steps to facilitate, the Transfer Agent to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within two (2) business days of any such request therefor from such Purchaser, provided that the Company has timely received from the Purchaser customary representations and other documentation reasonably acceptable to the Company in connection therewith. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such legend removal.
(b)    Subject to receipt from the Purchaser by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, upon the earliest of such time as the Shares (i) have been registered under the Securities Act pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision, the Company shall, in accordance with the provisions of this Section 5.9(b) and within two (2) business days of any request therefor from a Purchaser accompanied by such customary and reasonably acceptable documentation referred to above, (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act if required by the Transfer Agent to effect the removal of the legend in accordance with the provisions of this Agreement. With respect to clause (i), while the Registration Statement is effective, the Company shall cause its counsel, or counsel acceptable to the Transfer Agent, to issue to the Transfer Agent a “blanket” legal opinion to allow the legend on the

Registrable Securities to be removed upon resale of such shares pursuant to the effective Registration Statement in accordance with this Section 5.9. Upon request, the Company shall provide a Purchaser with contact information for the person responsible for the Company’s account at the Transfer Agent to facilitate transfers made pursuant to this Section 5.9. Any shares subject to legend removal under this Section 5.9 may be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the DTC System as directed by such Purchaser. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.
6.Conditions of Closing
6.1Conditions to the Obligation of the Purchasers The several obligations of each Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Shares being purchased by it at the Closing pursuant to this Agreement, are subject to the satisfaction or waiver in writing of the following conditions precedent:
(a)    Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on and as of the date made and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by each Purchaser that for purposes of this Section 6.1(a), in the case of any representation and warranty of the Company contained herein which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date).
(b)    Performance. The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.
(c)    No Injunction. The purchase of and payment for the Shares by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation and no such prohibition shall have been threatened in writing.
(d)    Consents. The Company shall have obtained the consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Shares.
(e)    Transfer Agent. The Company shall have furnished all required materials to the Transfer Agent to reflect the issuance of the Shares at the Closing.
(f)    Adverse Changes. Since the date hereof, no event or series of events shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.
(g)    Opinion of Company Counsel. The Company shall have delivered to the Purchasers and the Placement Agents the opinion of Wilson Sonsini Goodrich & Rosati, P.C., dated as of the Closing Date in customary form and substance to be reasonably agreed upon with the Purchasers.
(h)    Compliance Certificate. The Chief Executive Officer of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying that the conditions specified in Sections 6.1(a) (Representations and Warranties), 6.1(b) (Performance), 6.1(c) (No Injunction), 6.1(d) (Consents), 6.1(e) (Transfer Agent), 6.1(f) (Adverse Changes) and 6.1(k) (Listing Requirements) of this Agreement have been fulfilled.
(i)    Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying (i) the Certificate of Incorporation; (ii) the Bylaws; and (iii) resolutions of the Company’s Board of Directors (or an authorized committee thereof) approving this Agreement and the transactions contemplated by this Agreement.
(j)    Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) to the Purchasers.
(k)    Listing Requirements. The Class A Common Stock shall be listed on a National Exchange and shall not have been suspended, as of the Closing Date, by the SEC or the National Exchange from trading thereon nor shall suspension by the SEC or the National Exchange have been threatened, as of the Closing Date, either (i) in writing by the SEC or the National Exchange or (ii) by falling below the minimum listing maintenance requirements of the National Exchange (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods); and the Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Shares.
(l)    Financing Amount. The Company shall have received at Closing at least fifty percent (50%) of the Aggregate PIPE Purchase Price.
6.2Conditions to the Obligation of the Company The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to each Purchaser the Shares to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction or waiver in writing of the following conditions precedent:
(a)    Representations and Warranties. The representations and warranties contained herein of each Purchaser shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of a Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects; provided that the representations and warranties of a Purchaser contained in Sections 4.1 and 4.2 shall be true and correct in all respects) and consummation of the Closing shall constitute a reaffirmation by the Purchaser of each of the representations, warranties, covenants and agreements of the Purchaser contained in this Agreement as of the Closing Date.
(b)    Performance. Each Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the Closing Date.

(c)    Injunction. The purchase of and payment for the Shares by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.
(d)    Registration Rights Agreement. Each Purchaser shall have executed and delivered the Registration Rights Agreement to the Company.
(e)    Payment. The Company shall have received payment, by wire transfer of immediately available funds, in the full amount of the purchase price for the number of Shares as determined in accordance with Section 2.1, being purchased by each Purchaser at the Closing.
7.Termination.
7.1Conditions of Termination This Agreement shall terminate and be void and of no further force and effect, and all obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) the mutual written agreement of the Company and each of the Purchasers, (b) if, on the Closing Date, any of the conditions of Closing set forth in Section 6 have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver, or are not capable of being satisfied and, as a result thereof, the transactions contemplated by this Agreement will not be and are not consummated, or (c) if the Closing has not occurred on or before July 25, 2023, other than as a result of a Willful Breach of a Purchaser’s obligations hereunder; provided, however, that nothing herein shall relieve any party to this Agreement of any liability for common law fraud or for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such Willful Breach. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement.
8.Miscellaneous Provisions
8.1Public Statements or Releases; Use of Name and Logo
(a)Except as set forth in Section 5.4, neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties. Notwithstanding the foregoing, and subject to compliance with Section 5.4, nothing in this Section 8.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law, including applicable securities laws, or under the rules of any national securities exchange.
(b)The Company grants the Purchasers permission to use the Company and its subsidiary’s names and logos in marketing materials, limited to customary tombstone announcements, of the Purchasers and their respective Affiliates.
8.2Interpretation The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).
8.3Notices Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail or facsimile with receipt confirmed during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three (3) days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt:
(a)    If to the Company, addressed as follows:
Aurora Innovation, Inc.
1654 Smallman St
Pittsburgh, PA 15222
Attention:         Chris Urmson, Chief Executive Officer
Email:              curmson@aurora.tech
with a copy (which shall not constitute notice):
Aurora Innovation, Inc.
1654 Smallman St
Pittsburgh, PA 15222
Attention:         Nolan Shenai, General Counsel
Email:                nshenai@aurora.tech
with a copy to (which shall not constitute notice):
Wilson Sonsini Goodrich & Rosati, P.C.
1301 Avenue of the Americas
New York, NY 10019
Attention:         Megan Baier
                          Damien Weiss
Email:               mbaier@wsgr.com
                         dweiss@wsgr.com

(b)    If to any Purchaser, at its address set forth on Exhibit A or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.3.
Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.
8.4Severability If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.
8.5Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction, except to the extent that mandatory principles of Delaware law may apply.
(b)The Company and each of the Purchasers hereby irrevocably and unconditionally:
(i)submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of the any state court or United States Federal court sitting in the City of New York in the State of New York;
(ii)consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;
(iii)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 8.3 or at such other address of which the other party shall have been notified pursuant thereto;
(iv)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;
(v)agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi)agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and
(vii)irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.
8.6Waiver No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.
8.7Expenses. Each party shall pay its own out-of-pocket fees and expenses, including the fees and expenses of attorneys, accountants and consultants employed by such party, incurred in connection with the proposed investment in the Shares, the negotiation of the Transaction Agreements and the consummation of the transactions contemplated thereby.
8.8Assignment None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of (x) the Company, in the case of a Purchaser, and (y) the Purchasers, in the case of the Company, provided that a Purchaser may, without the prior consent of the Company, assign its rights to purchase the Shares hereunder to any of its affiliates or to any other investment funds or accounts managed or advised by the investment manager who acts on behalf of such Purchaser (provided each such assignee agrees to be bound by the terms of this Agreement and makes the same representations and warranties set forth in Section 4 hereof). In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement unless otherwise specifically agreed to by the Company.
8.9Confidential Information Each Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction), other than to such Purchaser’s outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law. Upon the issuance of the Disclosure Document, the Purchaser shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Company or any of its affiliates, relating to the transactions contemplated by this Agreement.

(b)Prior to Closing, the Company may request from the Purchasers such additional information as the Company may deem necessary to evaluate the eligibility of the Purchaser to acquire the Shares, and the Purchaser shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that the Company agrees to keep any such information provided by the Purchaser confidential, except (i) as required by the federal securities laws, rules or regulations and (ii) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq, subject to compliance with Section 5.4 hereof. The Purchaser acknowledges that the Company may file a copy of this Agreement and the Registration Rights Agreement with the SEC as exhibits to a periodic report or a registration statement of the Company.
8.10Reliance by and Exculpation of Placement Agents Each Purchaser acknowledges that (i) it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Placement Agents, any of their affiliates or any of their control persons, officers, directors and employees, in making its investment or decision to invest in the Company; (ii) it will be responsible for conducting its own due diligence investigation with respect to the Company and the offer and sale of the Shares; (iii) it will be purchasing Shares based on the results of its own independent due diligence investigation of the Company; and (iv) it has negotiated the offer and sale of the Shares directly with the Company, and none of the Placement Agents will be responsible for the ultimate success of any such investment.
(b)The parties agree and acknowledge that the Placement Agents may rely on the representations, warranties, agreements and covenants of the Company contained in this Agreement and may rely on the representations and warranties of the respective Purchasers contained in this Agreement as if such representations, warranties, agreements, and covenants, as applicable, were made directly to the Placement Agents. The parties further agree that the Placement Agents may rely on the legal opinion to be delivered pursuant to Section 6.1(g) hereof.
(c)Each party hereto agrees for the express benefit of the Placement Agents that: (i) none of the Placement Agents, and none of their control persons, officers, directors or employees, (x) shall be liable for any improper payment made in accordance with the information provided by the Company or (y) makes any representation or warranty, or has any responsibilities, as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement; and (ii) the Placement Agents, and each of their affiliates and representatives, shall be entitled to rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company.
8.11Third Parties Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, claims, benefits, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of a party to this Agreement) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Placement Agents are intended third-party beneficiaries of Section 8.10 this Agreement.

8.12Independent Nature of Purchasers’ Obligations and Right The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as, and the Company acknowledges that the Purchasers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement. The Company acknowledges and each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Purchaser also acknowledges that Wilson Sonsini Goodrich & Rosati, P.C. has rendered legal advice to the Company and not such Purchaser. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Company has elected to provide all Purchasers with the same terms and Transaction Agreements for the convenience of the Company and not because it was required or requested to do so by any Purchaser. Each Purchaser shall acquire the Shares at the same purchase price per share and on terms that are no more favorable to such Purchaser than the terms of this Agreement, other than terms particular to the regulatory requirements of such Purchaser or its affiliates or related funds that are mutual funds. There are no side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Purchaser which include terms and conditions that are materially more advantageous than those applicable to any other individual Purchaser.
8.13Counterparts This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
8.14Entire Agreement; Amendments This Agreement and the other Transaction Agreements constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No amendment, modification, alteration, or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and each Purchaser. The Company, on the one hand, and each Purchaser, on the other hand, may by an instrument signed in writing by such parties waive the performance, compliance or satisfaction by such Purchaser or the Company, respectively, with any term or provision hereof or any condition hereto to be performed, complied with or satisfied by such Purchaser or the Company, respectively. Notwithstanding anything to the contrary herein, without the express written consent of each Purchaser, (i) this Agreement may not be amended, modified or waived to increase or decrease the number of Shares that such Purchaser is obligated to purchase hereunder or to increase or decrease the purchase price to be paid by such Purchaser for such Shares and (ii) Section 6(a) and this Section 8.14 shall not be amended, modified or waived.
8.15Survival The covenants, representations and warranties made by each party hereto contained in this Agreement shall survive the Closing and the delivery of the Shares in accordance with their respective terms. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.
8.16Mutual Drafting This Agreement is the joint product of each Purchaser and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.
8.17Additional Matters For the avoidance of doubt, the parties acknowledge and confirm that the terms and conditions of the Shares were determined as a result of arm’s-length negotiations.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

AURORA INNOVATION, INC.

By:
Name:	Chris Urmson
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

[ ]

By:

Name:

Title:

Address:

Email:

EXHIBIT A
PURCHASERS

Purchaser Name	Subscription Amount

Total	$[ ]
A-1

EXHIBIT B
FORM OF REGISTRATION RIGHTS AGREEMENT
B-1